                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                 [ ]  CONFIDENTIAL, FOR USE OF THE
                                                 COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CROWN CRAFTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:


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         (2) Aggregate number of securities to which transaction applies:


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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4) Proposed maximum aggregate value of transaction:


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

         (5) Total fee paid:


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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:


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         (2) Form, Schedule or Registration Statement No.:


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         (4) Date Filed:

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

                               CROWN CRAFTS, INC.
                              POST OFFICE BOX 1028
                         GONZALES, LOUISIANA 70707-1028

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 27, 2002

To the Shareholders of Series A Common Stock of Crown Crafts, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (together with any adjournment or postponement hereof, the "Meeting") of Crown Crafts, Inc. (the "Company") will be held on August 27, 2002, at 10:00 a.m., central daylight time, at the Company's headquarters, 916 South Burnside Avenue, Gonzales, Louisiana 70737, for the purpose of considering and voting upon the following matters:

          1. To elect two Class III directors for a three-year term of office;
     and

          2. To transact such other business as may properly come before the Meeting.

     Only shareholders of record of the Series A Common Stock at the close of business on July 8, 2002 are entitled to notice of and to vote at the Meeting.

     Shareholders unable to attend the Meeting are requested to read the enclosed Proxy Statement and then complete and return the enclosed proxy. Shareholders who received the proxy through an intermediary must deliver it in accordance with the instructions given by such intermediary.

                                          By Order of the Board of Directors,

                                          /s/ OLIVIA WOODYEAR

                                          OLIVIA WOODYEAR
                                          Secretary -- Treasurer

July 22, 2002
Gonzales, Louisiana

                               CROWN CRAFTS, INC.
                              POST OFFICE BOX 1028
                         GONZALES, LOUISIANA 70707-1028

                                PROXY STATEMENT

     This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to shareholders of Crown Crafts, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of the Company's Series A Common Stock, par value $1.00 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company (together with any adjournment or postponement thereof, the "Meeting") to be held on August 27, 2002, at 10:00 a.m., central daylight time, at the Company's headquarters, 916 South Burnside Avenue, Gonzales, Louisiana 70737.

     Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by (i) filing an instrument revoking the proxy with the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date, or (iii) attending and voting at the Meeting. Properly executed proxies, timely returned, will be voted in accordance with the choices made by the shareholder with respect to the proposal listed thereon. If no choice is made, the proxy will be voted "FOR" the election of the nominees named below. Other than the election of directors, management is not aware of any matters that may come before the Meeting, but if they do, the persons named in the enclosed proxy will have the discretionary authority to vote the shares represented in accordance with their best judgment.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company may solicit proxies by telephone, telegram, email and personal interview, for which they will receive no additional compensation. The Company will authorize banks, brokerage houses and other custodians, nominees or fiduciaries to forward copies of proxy materials to the beneficial owners of shares, or to request authority for the execution of proxies, and will reimburse them for their out-of-pocket expenses incurred in connection therewith. The Notice of the Annual Meeting, this Proxy Statement and the form of proxy were first mailed to shareholders on or about July 31, 2002.

     At the close of business on July 8, 2002, the record date for determining the shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), there were 9,421,437 shares of Common Stock outstanding, each of which is entitled to one vote on all matters presented at the Meeting for shareholder vote. The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Meeting.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in the tabulation of votes cast on proposals presented to the shareholders and, except in the election of directors, will have the same effect as negative votes, whereas broker non-votes will not be counted for any purpose other than the existence of a quorum.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, based upon publicly filed documents, regarding the beneficial ownership of the Common Stock as of the Record Date by (i) each director of the Company, (ii) the current executive officers of the Company named in the Summary Compensation Table included elsewhere herein, (iii) all officers and directors as a group, and (iv) all persons known to the Company who may be deemed beneficial owners of more than five percent of the outstanding shares of Common Stock, under the rules of the Securities and Exchange Commission ("SEC"). An asterisk indicates beneficial ownership of less than one percent. Unless otherwise specified in the footnotes, the shareholder has sole voting and dispositive power over the shares of Common Stock beneficially held.

                                                           NUMBER OF SHARES   PERCENTAGE OF
                                                             BENEFICIALLY      OUTSTANDING
NAME                                                           OWNED(1)          SHARES
----                                                       ----------------   -------------
Michael H. Bernstein(2)..................................      767,933             8.2%
  2100 RiverEdge Parkway, Suite 300
  Atlanta, Georgia 30328
Wynnefield Capital, Inc. ................................      732,535             7.8%
  450 Seventh Avenue, Suite 509
  New York, New York 10123
Dimensional Fund Advisors................................      709,760             7.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Phillip Bernstein(3).....................................      494,782             5.3%
  21126 Escondido Way
  Boca Raton, Florida 33433
E. Randall Chestnut(4)...................................      461,103             4.9%
Amy Vidrine Samson(5)....................................      109,362             1.2%
William T. Deyo, Jr......................................        5,000               *
Steven E. Fox............................................        5,000               *
Sidney Kirschner.........................................        5,000               *
Zenon S. Nie.............................................        5,000               *
William P. Payne.........................................        5,000               *
Dr. Donald Ratajczak.....................................        5,000               *
Dr. James A. Verbrugge...................................        5,000               *
All officers and directors as a group (9 persons)........      605,465             6.4%

---------------

(1) The number of shares beneficially owned and the percentage of ownership includes all options to acquire shares of Common Stock that may be exercised within 60 days of July 8, 2002.

(2) Includes 505,285 shares of Common Stock owned individually by Mr. Bernstein, 180,412 shares held by Mr. Bernstein as custodian or trustee for his minor children as to which he disclaims beneficial ownership, and 82,236 shares held by the Bernstein Family Foundation, a charitable foundation for which Mr. Bernstein acts as trustee.

(3) Includes 289,546 shares of Common Stock owned individually by Mr. Bernstein, 123,000 shares owned by his wife, and 82,236 shares held by the Bernstein Family Foundation, a charitable foundation for which Mr. Bernstein acts as trustee.

(4) Includes 426,103 shares of Common Stock owned individually by Mr. Chestnut and options to purchase 35,000 shares of Common Stock.

(5) Includes 100,112 shares of Common Stock owned individually by Ms. Samson and options to purchase 9,250 shares of Common Stock.

                                  PROPOSAL I:

                             ELECTION OF DIRECTORS

     The Board currently consists of eight directors, divided into three classes. Each of the following persons will be nominated for election to the Board for a three-year term expiring in 2005. The proxyholder intends to vote "FOR" the election of the individuals named below unless authority is specifically withheld in the proxy. In the unanticipated event that any nominee is unwilling or unable to serve as a director at the time of election, proxies will be voted for a person designated by the Board. Provided a quorum is present at the Meeting, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting.

CLASS III -- FOR A THREE-YEAR TERM EXPIRING ON THE DATE OF THE 2005 ANNUAL
MEETING

NAME                                                          AGE   DIRECTOR SINCE
----                                                          ---   --------------
Donald Ratajczak............................................  59         2001
James A. Verbrugge..........................................  61         2001

     Dr. Donald Ratajczak is Chairman and Chief Executive Officer of Brainworks Ventures, Inc., an enterprise development company he founded in 2000. He is also Regent's Professor Emeritus and Robinson Fellow of the Robinson College of Business at Georgia State University and a consulting economist with Morgan Keegan and Co. From 1997 to 2000, he was Regent's Professor of Economics at Georgia State University, and from 1973 to 1997, he was a Professor or Associate Professor in that department. He was also the founder and Director of the Economic Forecasting Center at Georgia State University from 1973 to 2000. He is a member of the Board of Directors of Ruby Tuesday, Inc., TBC Corporation and Regan Holdings, and is also a Trustee of the CIM High Yield Fund.

     Dr. James A. Verbrugge is Professor of Finance and has been the Director of the Center of Enterprise Risk Management at the University of Georgia since January 2002. From 1976 to 2001, he held the GBA Chair of Banking in the Terry College of Business at the University of Georgia. He is also the Director of the Center for Enterprise Risk Management in the Terry College. He is a member of the Board of Directors of eResource Capital Group, Inc. and also serves on the boards of two private companies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

CONTINUING DIRECTORS

     Information about the continuing directors follows.

NAME                            AGE           POSITION WITH COMPANY           SINCE   CURRENT TERM
----                            ---           ---------------------           -----   ------------
CLASS I
  E. Randall Chestnut.........  54    President, Chief Executive Officer
                                      and Chairman of the Board               1995    Through 2004
  William T. Deyo, Jr. .......  57    Director                                2001    Through 2004
  Steven E. Fox...............  56    Director                                2001    Through 2004
CLASS II
  Sidney Kirschner............  67    Director                                2001    Through 2003
  Zenon S. Nie................  51    Director                                2001    Through 2003
  William P. Payne............  54    Director                                2001    Through 2003

     E. Randall Chestnut joined the Company in January 1995 as Vice President, Corporate Development. Since then, he has been an executive of the Company and in July 2001 he was elected President, Chief Executive Officer and Chairman of the Board.

     William T. Deyo, Jr. has been a principal of Goddard Investment Group, LLC, a real estate investment firm, since 2000. He was Executive Vice President of NAI/Brannen Goddard Company, a real estate brokerage firm, from 1999 to 2000. From 1966 to 1999, he held various positions with Wachovia Bank in Atlanta, Georgia, serving last as Executive Vice President. Mr. Deyo also is Chairman of the Board of Fulton County (Georgia) Hospital Authority and a past member of the Board of Directors of the Center for Visually Impaired Foundation.

     Steven E. Fox is a partner in the law firm of Rogers & Hardin LLP, where he has practiced since 1976. He is a member of the Board of Directors of Athens Olympic Broadcasting S.A.

     Sidney Kirschner has been Chairman, President and Chief Executive Officer of Northside Hospital, Atlanta, Georgia since 1992. He is a member of the Board of Directors of Superior Uniforms, Inc.

     Zenon S. Nie is Chairman of the Board, President and Chief Executive Officer of the C.E.O. Advisory Board, a management consulting firm he founded in 2001. From 1993 to 2000, he was Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Simmons Company, a manufacturer and distributor of mattresses.

     William P. Payne has been a partner of Gleacher & Co., an investment banking firm, since 2000. From 1998 to 2000, he was a Director of Healtheon/WebMD Corporation and Vice Chairman and Director of Premiere Technologies, Inc., and was involved in web-based communications businesses. From 1997 to 1998, he was Vice Chairman of Nations Bank. From 1991 to 1997, he was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games and an officer of Atlanta Centennial Olympic Properties. He is a member of the Board of Directors of Anheuser-Busch, Inc., Cousins Properties Incorporated, ILD Telecommunications, Inc., Jefferson Pilot Corporation, and The Commerce Club; a member of the Board of Trustees of the University of Georgia Foundation; and a member of the Board of Governors of the Georgia World Congress Center Authority.

BOARD COMMITTEES AND MEETINGS

     The Board met eight times during the fiscal year ended March 31, 2002. The Board maintains Audit and Compensation Committees, but currently has no Nominating Committee or a committee performing a similar function. The Audit Committee met six times during the fiscal year ended March 31, 2002, and the Compensation Committee did not meet during the fiscal year ended March 31, 2002, but met once subsequent to fiscal year end. Each director attended at least 75% of the total number of Board and Committee meetings of which he was a member and eligible to attend in fiscal year 2002, with the exception of Mr. Fox, who attended 66.67% of such meetings.

     The Audit Committee meets with management and the Company's independent accountants to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board the engagement of the Company's independent accountants and reviews their audit procedures and audit results. The Audit Committee currently consists of Drs. Ratajczak (Chairman) and Verbrugge and Messrs. Deyo and Kirschner.

     The Compensation Committee is responsible for establishing annual salary levels, fringe benefits and any special compensation plans or programs for executive officers. The Compensation Committee currently consists of Messrs. Nie (Chairman), Fox and Payne.

DIRECTORS' COMPENSATION

     From March 27, 2000 until July 24, 2001, the Company had four non-employee directors, Jane E. Shivers, Marvin A. Davis, Alfred M. Swiren and Richard N. Toub, each of whom was paid based on an hourly rate of $400 for each Board or committee meeting attended whether in person or by telephone (with minimum compensation for each such meeting being $400). After their resignation from the Board on July 24, 2001, each of these persons was paid $10,000 in recognition of the extraordinary demands placed on them during the last months of their service on the Board.

     Beginning July 24, 2001, each non-employee director was compensated as follows: (a) an initial grant of 5,000 shares of Common Stock; (b) an annual retainer of $20,000; (c) for the chairman of each committee, an additional annual retainer of $2,000; (d) for each Board meeting (and each committee meeting held other than in conjunction with a Board meeting), $2,000 if attendance was in person and $1,000 if attendance was by telephone; and (e) for each committee meeting held in conjunction with a Board meeting, $500 if attendance was in person and $250 if attendance was by telephone. Board members also receive 2,000 stock options each year on the day after the Company's annual meeting of shareholders.

     Effective June 1, 2002, the chairman of each committee will receive an annual retainer of $4,500. Also, effective June 1, 2002, the compensation for meeting attendance for non-employee directors, regardless of whether the meetings are attended in person or by telephone, will be (a) $2,000 for each Board meeting and each committee meeting held other than in conjunction with a Board meeting, and (b) $1,000 for each committee meeting held in conjunction with a Board meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended March 31, 2002, all of the Company's officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements, except that none of the directors of the Company filed a Form 5 reporting the grant in November 2000 to each director of a stock option to purchase 2,000 shares of Common Stock.

                               EXECUTIVE OFFICERS

     The executive officers of the Company during the fiscal year ended March 31, 2002 are as follows (those who remain with the Company as of the date of this Proxy Statement are denoted with an asterisk):

NAME                                     AGE            POSITION WITH COMPANY
----                                     ---            ---------------------
E. Randall Chestnut*(1)................  54    Chairman of the Board, President and
                                               Chief Executive Officer
Amy Vidrine Samson*(2).................  41    Vice President and Chief Financial
                                               Officer
Peter J. Appleyard(3)..................  54    Vice President and Chief Information
                                               Officer
Michael H. Bernstein(4)................  58    President and Chief Executive Officer
Carl A. Texter(5)......................  46    Vice President and Treasurer
B. Dennis Jackson(4)...................  50    Vice President,
                                               Manufacturing -- Quilted Division
Paul C. Krum(4)........................  61    Vice President, Purchasing

---------------

(1) Information about the business experience of Mr. Chestnut is set forth under "Proposal 1: Election of Directors" above.

(2) Ms. Samson joined the Company on July 27, 2001 as Vice President and Chief Financial Officer. Before then, she served since 1995 as Vice President of Finance and Operations of Hamco, Inc., a wholly owned subsidiary of the Company.

(3) Mr. Appleyard resigned from the Company effective May 4, 2001.

(4) Messrs. Bernstein, Jackson and Krum resigned from the Company effective July 24, 2001.

(5) Mr. Texter resigned from the Company effective November 30, 2001.

     Subject to the terms of applicable employment agreements, each executive officer of the Company is elected or appointed by the Board and holds office until such officer's successor is elected or until such officer's death, resignation or removal.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table shows the compensation during the fiscal year ended March 31, 2002 and the two immediately preceding fiscal years of the Company's Chief Executive Officer and its four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                                 -----------------------
                                           ANNUAL COMPENSATION   RESTRICTED   SECURITIES
                                  FISCAL   -------------------     STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY    BONUS(1)   AWARDS(2)    OPTIONS(#)   COMPENSATION
---------------------------       ------   --------   --------   ----------   ----------   ------------
E. Randall Chestnut.........       2002    $332,000   $445,000    $67,000          -0-       $    -0-
                                   2001     300,000        -0-        -0-       35,000            -0-
                                   2000     300,000        -0-        -0-       25,000            -0-
Amy Vidrine Samson..........       2002    $149,000   $ 75,000    $16,000          -0-       $    -0-
                                   2001     100,000     32,000        -0-        2,500            -0-
                                   2000      99,000     10,000        -0-        5,000            -0-
Michael H. Bernstein........       2002    $121,000   $247,000    $   -0-          -0-       $    -0-
                                   2001     377,000        -0-        -0-          -0-            -0-
                                   2000     328,000        -0-        -0-       30,000            -0-
Mr. Carl A. Texter(3).......       2002    $173,000   $256,000    $   -0-          -0-       $110,000
                                   2001     221,000        -0-        -0-       50,000            -0-

---------------

(1) Bonuses for fiscal year 2002 included retention bonuses funded in November 2000 in conjunction with the sale of a division of the Company. The following amounts were paid during fiscal 2002 as the executives were required to be employed through specified time periods: Mr.
    Chestnut -- $235,000; Ms. Samson -- $10,600; Mr. Bernstein -- $247,000; and
    Mr. Texter -- $159,000.

(2) At March 31, 2002, Mr. Chestnut and Ms. Samson held 420,000 and 100,000 restricted shares of Common Stock, respectively, with a value of $189,000 and $45,000, respectively. These shares vest fully on July 23, 2003. The Company does not expect to pay dividends on these shares.

(3) Mr. Texter joined the Company as an officer in May 2000 and thus received no compensation from the Company during fiscal year 2000. Mr. Texter's other compensation includes $95,000 of severance and $15,000 of vacation payout.

EMPLOYMENT AGREEMENTS

     Mr. Chestnut has a Severance Protection Agreement for a one-year term renewable annually unless either party notifies the other timely of non-renewal, providing for payment of three times his compensation, acceleration of vesting of stock awards, repurchase by the Company of shares acquired on the exercise of stock options if he so elects, a cash payment sufficient to relieve him of any tax liability resulting from excise taxes on the payments to him, and other benefits if his employment is terminated within 12 months of a Change in Control, as defined in the Severance Protection Agreement, and such termination is without Cause or for Good Reason, as defined in the Severance Protection Agreement.

     Mr. Chestnut and Ms. Samson each have an employment agreement through March 31, 2005, in the case of Mr. Chestnut, and through March 31, 2004, in the case of Ms. Samson, which automatically renews on a monthly basis thereafter unless either party to such agreement gives the other party to such agreement one year's advance notice of non-renewal. Each agreement provides for annual salary and performance bonuses, as well as other benefits, including a restricted stock award of 420,000 shares of Common Stock to Mr. Chestnut and 100,000 shares to Ms. Samson. If the Company terminates Mr. Chestnut's employment without Cause, as defined in his employment agreement, or Mr. Chestnut terminates his employment for Good Reason, as defined in his employment agreement, then Mr. Chestnut will be entitled to be paid the amounts provided in his Severance Protection Agreement. If the Company terminates Ms. Samson's employment without Cause, as defined in her employment agreement, or Ms. Samson terminates her employment for Good Reason, as defined in her employment agreement, then Ms. Samson will be entitled to her compensation for the greater of the remaining term of the agreement or one year. If there is a Change in Control, as defined in each employment agreement, Mr. Chestnut and Ms. Samson may, within 90 days, elect to terminate employment and receive the foregoing benefits. The employment agreements each contain one-year post-employment non-competition provisions and provide for a continuity of compensation during that period if termination of employment was without Cause or for Good Reason.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to stock options held by the Named Executive Officers, at March 31, 2002. No options were granted or exercised by the Named Executive Officers during fiscal 2002.

                                                                NUMBER OF       VALUE OF
                                                               SECURITIES      UNEXERCISED
                                                               UNDERLYING     IN-THE-MONEY
                                                               OPTIONS AT      OPTIONS AT
                                                                 3/31/02       3/31/02(1)
                                                              EXERCISABLE/    EXERCISABLE/
NAME AND PRINCIPAL POSITION                                   UNEXERCISABLE   UNEXERCISABLE
---------------------------                                   -------------   -------------
E. Randall Chestnut, Chairman of the Board, President and
  Chief Executive Officer...................................    35,000/0          $0/$0
Amy Vidrine Samson, Vice President and Chief Financial
  Officer...................................................     9,250/0          $0/$0

---------------

(1) Value is equal to the difference between the March 31, 2002 closing price of the Common Stock and the exercise price, which is equal to the closing price on the date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE

     This report of the Compensation Committee sets forth the Compensation Committee's compensation policies applicable to the Company's Chief Executive Officer and the other executive officers of the Company.

     The composition of the Compensation Committee changed as of July 24, 2001, and it is currently comprised of three non-employee directors: Messrs. Nie, Fox and Payne. No current member of the Compensation Committee has ever been an employee of the Company or any of its subsidiaries, and none is eligible to participate in any of the compensation plans that the Compensation Committee administers. The Compensation Committee has overall responsibility to review, monitor and recommend compensation plans to the Board for approval. In reviewing and approving executive compensation for key executives other than the Chief Executive Officer, the Committee reviews recommendations from the Chief Executive Officer.

POLICY AND OBJECTIVES

     The fundamental philosophy of the compensation program of the Company is to motivate executive officers to achieve short-term and long-term goals through incentive-based compensation and to provide competitive levels of compensation that will enable the Company to attract and retain qualified executives.

     The Company's executive compensation program consists primarily of three components. Of the three, only base salary is fixed. The other two components are incentive-based. The Executive Incentive Bonus Plan ("EIBP") provides short-term incentives based upon the Company's annual operating results, while the Company's 1995 Stock Option Plan provides long-term incentives.

     A key objective of the Compensation Committee is to assure that the total compensation of the Company's executives is competitive. To this end, the Compensation Committee compares the Company's executive compensation program to those of the Company's relevant competitors. In addition, the Company retained the services of a multi-national compensation consulting firm in fiscal year 2002 to advise it regarding executive compensation. The consulting firm confirmed that the total compensation opportunity of the Company's executives in fiscal year 2002 was at market median levels when compared with equivalent jobs with industrial employers of comparable size.

SHORT-TERM COMPENSATION

     Base Salary. The Compensation Committee targets the base salary for each executive officer, including the Chief Executive Officer, at median market levels for comparable executives with other industrial employers. Base salaries are reviewed annually by the Compensation Committee. The Compensation Committee believes this policy is consistent with the overall philosophy as set forth above.

     Short-Term Incentives. The Company's EIBP provides executives with an opportunity for competitive short-term compensation based upon the Company's operating results for the fiscal year. The maximum amounts potentially realizable by the eligible executives are targeted to median bonus levels applicable to comparable jobs with other industrial employers and are earned only if the Company achieves 100% of its performance objective(s) for the fiscal year.

     Under the EIBP, the Compensation Committee meets annually to set goals and establish formulae, based upon numerous factors, including the Company's projected operating results. The formulae are generally progressive, meaning that lower levels of profitability by the Company result in a lower proportion of incentive compensation to pretax income than do higher levels of profitability. The Compensation Committee has reserved the right to alter the formulae at any time to reflect changing conditions.

     The total short-term compensation, which includes base salary and bonuses under the EIBP, provides the executive officers of the Company the opportunity to be compensated at levels similar to equivalent jobs with other industrial employers at comparable levels of corporate financial performance. The Company's earnings in fiscal year 2002 were above the minimum level required to earn incentive compensation.

LONG-TERM COMPENSATION

     The Company's compensation program includes long-term compensation in the form of periodic grants of stock options. The granting of stock options is designed to link the interests of the executives with those of the shareholders as well as to retain key executives. Stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. Stock options are tied to the future performance of the Company's stock and will provide value only if the price of the Company's stock increases after the stock option becomes exercisable and before it expires.

     Long-term compensation is offered only to those key employees who can make an impact on the Company's long-term performance. In fiscal year 2002, restricted stock grants were awarded to Mr. Chestnut, Ms. Samson and 14 other individuals who were involved in the restructuring of the Company. Restricted stock generally will not be awarded on a regular basis.

COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER

     The Compensation Committee meets annually to evaluate the performance of the Chief Executive Officer. The compensation paid in fiscal year 2002 to Mr. Chestnut was based on the factors generally applicable to compensation paid to executives of the Company as described in this Report.

     In reviewing Mr. Chestnut's short-term incentive compensation, the Compensation Committee reviewed and considered Mr. Chestnut's recent performance, his achievements in prior years, his achievement of specific short-term goals and the Company's performance in fiscal year 2002. Mr. Chestnut's base salary and bonus formula for fiscal year 2002 were approved based on this review process. Mr. Chestnut's bonus formula, which was based on the Company's operating results for fiscal year 2002, resulted in a bonus earned for fiscal year 2002.

     Additionally, Mr. Chestnut's long-term compensation was determined by considering such factors as the overall long-term goals of the Company, performance trends, potential stock appreciation and actual performance, taking into consideration factors and conditions which affected that performance, both positively and negatively.

TAX COMPLIANCE POLICY

     Certain provisions of the federal tax laws limit the deductibility of certain compensation for the Chief Executive Officer and other executives to $1 million in applicable remuneration in any year. This provision has had no effect on the Company since its enactment because no officer of the Company has received $1.0 million in applicable remuneration in any year. Nonetheless, the presence of non-qualified stock options makes it theoretically possible that the threshold may be exceeded at some time in the future. In such a case, the Company intends to take the necessary steps to conform its compensation to qualify for deductibility. Further, the Compensation Committee intends to give strong consideration to the deductibility of compensation in making its compensation decisions for executive officers in the future, balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives while maximizing the creation of long-term shareholder value.

                                          Respectfully submitted:

                                          Zenon S. Nie, Chairman
                                          Steven E. Fox
                                          William P. Payne

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From March 31, 2001 to July 24, 2001, Ms. Shivers and Messrs. Swiren and Toub served as members of the Compensation Committee. Since July 24, 2001, the Compensation Committee consists of Messrs. Nie (Chairman), Fox and Payne. Since July 24, 2001, there have not been any Compensation Committee interlocks.

                              CERTAIN TRANSACTIONS

     On July 24, 2001, a corporation controlled by Michael H. Bernstein, who, as of the Record Date, owned approximately 8.2% of the Common Stock and who, at the time of the transaction, was the Company's Chief Executive Officer, President and a director, acquired the Company's adult bedding business for approximately $8.5 million in cash, the assumption of approximately $3.4 million of the Company's liabilities, and the assumption of certain contingent liabilities of the Company. At the consummation of the transaction, Mr. Bernstein resigned all positions with the Company.

     Mr. Fox, a director of the Company, is a partner in the firm of Rogers & Hardin LLP, which performed legal services for the Company in fiscal 2002 and is performing legal services for the Company in fiscal 2003 at customary rates.

                         REPORT OF THE AUDIT COMMITTEE

     The Company's Audit Committee is comprised of four directors, all of whom are independent within the meaning of the rules of the National Association of Securities Dealers, Inc. The main function of the Audit Committee is to ensure that effective accounting policies are implemented and that internal controls are in place to deter fraud, anticipate financial risks and promote accurate and timely disclosure of financial and other material information to the public markets, the Board and the shareholders. The Audit Committee also reviews and recommends to the Board the approval of the annual financial statements and provides a forum, independent of management, where the Company's auditors can communicate any issues of concern. In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management and independent auditors, which, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

     The Audit Committee has adopted a formal, written charter approved by the full Board, which specifies the scope of the Audit Committee's responsibilities and how it should carry them out.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2002, with the Company's management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

     Based on the review and discussions with the Company's auditors for the fiscal year ended March 31, 2002, the Audit Committee recommended to the Board that the financial statements be included in the Company's Annual Report on Form 10-K.

     This Report has been provided by the Audit Committee:

                                          Dr. Donald Ratajczak, Chairman
                                          William T. Deyo, Jr.
                                          Sidney Kirschner
                                          Dr. James Verbrugge

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has not yet selected its independent public accountants for its fiscal year ending March 31, 2003. This selection will be made later in the year by the Board, based upon the recommendation of the Audit Committee.

     Deloitte & Touche LLP has been the Company's auditors since 1983. Services provided by Deloitte & Touche LLP in the fiscal year ended March 31, 2002 included the examination of the Company's consolidated financial statements, services related to filings with the SEC and consultation with respect to various tax matters. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

AUDIT FEES

     For the audit of the Company's fiscal 2002 financial statements, including the review of the quarterly financial statements included in the Company's Quarterly Reports on Form 10-Q filed during fiscal 2002, the Company agreed to pay Deloitte & Touche LLP $101,000, all of which had been billed as of June 30, 2002.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     For fiscal 2002, Deloitte & Touche LLP was not engaged to and did not provide to the Company any services described in Rule 2-01(c)(4)(ii) of Regulation S-X.

ALL OTHER FEES

     For fiscal 2002, the Company agreed to pay Deloitte & Touche LLP $69,000 for services other than those described above, of which $15,000 had been billed to the Company as of June 30, 2002. These fees primarily related to tax consultation.

     The Company's Audit Committee has considered the provision of non-audit services by Deloitte & Touche LLP and the fees paid to them for such services, and believes that the provision of such services is compatible with maintaining their independence.

                               PERFORMANCE GRAPH

     The Performance Graph set forth below compares the cumulative total shareholder return on $100 invested in the Common Stock for the five-year period ended March 31, 2002, with the cumulative total return on the same investment in the Standard & Poor's 500 Stock Index and a peer group index over the same period. The graph assumes all dividends were reinvested.

     The peer group consists of OshKosh B'Gosh, Inc., The First Years, Inc., Garan, Inc., Westpoint Stevens, Inc. and Burlington Industries, Inc. The cumulative total shareholder return on the following graph is not necessarily indicative of future shareholder return.

                              (PERFORMANCE GRAPH)

                       MAR 97    MAR 98    MAR 99    MAR 00    MAR 01    MAR 02
--------------------------------------------------------------------------------
 Crown Crafts, Inc.    100.00    173.09     44.92     10.97      3.26      3.76
 Peer Group Average    100.00    188.23    159.10    117.38    130.11    176.01
 S&P 500 Index         100.00    141.55    165.76    193.65    149.94    148.26

                             SHAREHOLDER PROPOSALS

     Shareholders interested in presenting a proposal for consideration at the Company's 2003 Annual Meeting of Shareholders may do so by following the procedures prescribed in the Company's Restated Articles of Incorporation (the "Articles") and in Rule 14a-8 of the SEC. The Articles provide that shareholders desiring to nominate persons for election to the Board or bring any other business at an annual meeting must notify the Secretary in writing no later than 90 days nor less than 60 days before such meeting. Such notice must include (a) the name and address of the shareholder and the person or persons to be nominated or a description of the business to be proposed; (b) the class and number of shares of the Company's capital stock that are owned beneficially by such shareholder; and (c) if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other persons pursuant to which the nominee or each matter of business to be proposed by such shareholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or the matter been proposed, by the Board. The Company reserves the right to omit from the

Company's 2003 proxy statement shareholder proposals that it is not required to include under the Articles or Rule 14a-8.

                                 ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, as filed with the SEC (exclusive of documents incorporated by reference) (the "Annual Report") is enclosed with this Proxy Statement. The Annual Report is not a part of the proxy soliciting material. Additional copies of the Annual Report are available without charge to shareholders upon written request to Investor Relations, Crown Crafts, Inc., Post Office Box 1028, Gonzales, Louisiana 70707-1028.

                                 OTHER MATTERS

     Management does not know of any other matters to come before the Meeting. If any other matters properly come before the Meeting, however, it is the intention of the persons designated to vote in accordance with their best judgement on such matters.

                                          By Order of the Board of Directors,

                                          /s/ OLIVIA WOODYEAR

                                          OLIVIA WOODYEAR
                                          Secretary -- Treasurer

July 22, 2002
Gonzales, Louisiana

                              (CROWN CRAFTS LOGO)

                               CROWN CRAFTS, INC.

                              POST OFFICE BOX 1028

                         GONZALES, LOUISIANA 70707-1028

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints E. RANDALL CHESTNUT and AMY VIDRINE SAMSON, and each of them, with full power of substitution, the proxies and attorneys of the undersigned at the Annual Meeting of Shareholders (the "Meeting") of Crown Crafts, Inc. (the "Company") to be held on August 27, 2002, at the Company's headquarters, 916 South Burnside Avenue, Gonzales, Louisiana 70737, at 10:00 a.m., central daylight time, and at any adjournment or postponement thereof, and hereby authorizes them to vote as designated below at the Meeting all the shares of Series A Common Stock of the Company held of record by the undersigned as of July 8, 2002. The undersigned hereby acknowledges receipt of the Annual Report of the Company for the fiscal year ended March 31, 2002, and the Notice of Annual Meeting and Proxy Statement of the Company for the Meeting.

    I. Election of the following nominees to the Board of Directors in Class III for three-year terms of office.

[ ]         FOR all nominees listed                        [ ]         WITHHOLD AUTHORITY to
            below (except as marked                                    vote for all nominees
            to the contrary below)                                     listed below

           CLASS III:                                 DONALD RATAJCZAK           JAMES A. VERBRUGGE

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THE NAME(S) OF SUCH NOMINEE(S) IN THE SPACE PROVIDED BELOW. IF THIS PROXY IS EXECUTED BY THE UNDERSIGNED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, THIS PROXY SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

    II. To transact any other business that may properly come before the Meeting or any adjournment or postponement thereof:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                    ------------------------------
                                    Print Name(s):

                                    ------------------------------
                                    Signature:

                                    ------------------------------
                                    Signature If Held Jointly:

                                    Dated:                                , 2002
                                            ---------------------------

                                    Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title as such. Joint owners should each sign.